Exhibit 10.22

Exclusive Technical Service Agreement

THIS EXCLUSIVE TECHNICAL SERVICE AGREEMENT (this “Agreement”) is made and entered into as of November      , 2006 by and between Tekhill Information Technologies (Shanghai) Inc. (“Party A”), a wholly foreign-owned company organized under the laws of the People’s Republic of China (“PRC”), and Shanghai Newegg E-Business Co., Ltd. (“Party B”), a limited liability company organized under the laws of the PRC.

RECITALS

1.	Party A is a company that, among other activities, performs computer database maintenance, website improvement and development of electronic commerce solutions, in which it has certain technical know-how and practical experience. Party B engages in online electronic commerce of technology products and other businesses hereinafter conducted by Party B and approved by PRC government authorities (the “Business”).

2.	Party B desires to engage Party A as its exclusive technical consultant and to provide Party B with comprehensive technical services and other relevant licensed services, in order to strengthen and accelerate the technical ability and operational experience of Party B to conduct activities within its business scope.

3.	Party A desires to accept Party B’s commission.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, Party A and Party B (each a “Party,” and collectively, the “Parties”) hereby agree as follows:

Article 1 Definitions

1.1	For purposes of this Agreement, unless the context clearly indicates a contrary intent, the following terms are defined as follows:

1.1.1	“affiliates” shall mean any entity or individual that, directly or indirectly, controls or is controlled by a party, or any entity or individual which controls or is under common control of others together with such party . For purposes of this paragraph, “control” shall mean the ownership of 50% or more of the voting power of an entity.

1.1.2	“intellectual property rights” shall mean all and any patents, trademarks, service marks, company names, registered designs, copyrights and intellectual property rights or industrial property rights in any other form in any place around the world, including applications for such right, regardless whether such right has been registered or is registrable, and all business secrets, confidential or secret techniques and information, technical know-how and any other intangible rights and assets.

1.1.3	“permits” shall mean all necessary approvals, authorizations, permits and agreements required for Party B’s initiation and successive operation of the Business, which are issued by the license-issuing authorities or signed with the license-issuing authorities, including but not limited to regulatory or administrative approvals issued by the government and other permits for operation of the Business within the PRC.

1.1.4	“technology” shall mean any discovery, invention, development, technical information, data, know-how, skill, technique, system, software, formula, experimental result, design, statistics, record, substance and/or material, regardless whether in writing or in word, carried by the carrier or media in whatever form and whether visible or invisible.

1.2	Unless the context clearly indicates a contrary intent, the terms used on individuals herein shall mean the same to companies and non-company entities.

1.3	Except as otherwise provided, the terms “Article”, “Paragraph”, and “Schedule” shall mean respectively the Articles and Paragraphs hereof and Schedules attached hereto.

1.4	The titles and subtitles contained herein shall make no influence on the interpretation of this Agreement, which are specified only for convenience.

Article 2 Exclusive Appointment of Technical Consultant

2.1	Party B hereby appoints Party A to be Party B’s exclusive technical consultant in respect of the Business, and agrees to appoint no other party to be its technical consultant in respect of any part of the Business and any other business of any nature hereinafter conducted by Party B or to engage no other party to provide it with any technical service in respect of any part of the Business during the term of this Agreement.

2.2	Party A hereby accepts Party B’s appointment, and agrees to provide Party B with technical services in accordance with this Agreement.

2.3	Party B agrees that Party A shall be entitled to provide any other individual or entities with the technical services or any other services identical or similar to the services provided hereunder, and Party A shall have the right to commission any other individual or entities to perform any of its duties and obligations hereunder.

Article 3 Representations and Warranties of the Parties

3.1	Each Party hereby makes the following representations and warranties to the other Party:

3.1.1	it is a company duly organized and validly existing under the PRC laws and regulations, and has been fully authorized to operate independently and manage and dispose all of its own assets;

3.1.2	it has all necessary rights, authorizations and approvals required for entering into this Agreement, and has all necessary rights, authorizations and approvals required for full performance of each of its obligations hereunder;

3.1.3	this Agreement will constitute a legal, valid and binding agreement of it and will be enforceable against it in accordance with its terms upon its execution;

3.1.4	either execution of this Agreement or performance of its obligations hereunder will not conflict with or violate its business permit, its articles of association, any law or regulation, any approval granted by any governmental authority or organization, or any material provision of any material contract or agreement to which it is a party;

3.1.5	there is no circumstance currently in existence or reasonably expected to exist which may cause such Party to be in violation of PRC law or otherwise prevent or materially delay its performance of its obligations hereunder; and

3.1.6	to its knowledge, no claim, arbitration or other legal, administrative or other procedures or governmental investigation is pending or threatening to be initiated, which is related to the subject matter of this Agreement or may cause a material adverse effect on its execution of this Agreement or its performance of its obligations hereunder.

3.2	Party B further makes the following warranties and covenants to Party A that:

3.2.1	prior to execution of this Agreement, none of its shareholders has pledged any of the equity interest of Party B to any third party, and, other than as has been disclosed in writing to Party A prior to the date of this Agreement, no other rights of any third party have been established on any of Party B’s equity interest; prior to any early termination of this Agreement in accordance with Article 13 hereof, none of its shareholders shall transfer or pledge any of its equity interest in Party B to any third party or dispose of any of such equity interest in any other way except the pledge made under the Equity Pledge Agreement entered into by and among Party A and the shareholders of Party B on even date hereof (the “Pledge Agreement”);

3.2.2	Party B has not and will not use any existing or future intellectual property, including but not limited to trademarks, for any purpose other than the operation of Party B’s business as currently conducted, unless prior written consent has first been obtained from Newegg Inc., a Delaware corporation (“Newegg”).

3.2.3	Party B has not and will not license any existing or future intellectual property, including but not limited to trademarks, to any third party for any purpose whatsoever, unless prior written consent has first been obtained from Newegg.

Article 4 Provision of Technical Services

4.1	Party A will provide Party B with the technical and consulting services described in Schedule A attached hereto (the “Technical Services”) in accordance with the terms of this Agreement.

Article 5 Non-Competition

5.1	For purposes of this Agreement, Party B hereby undertakes that, without Party A’s prior written consent, Party B shall not seek any third party to provide, nor accept from any third party, any Technical Services, and further undertakes that it shall not be licensed to utilize or be assigned by any third party any technology or any improvement made to such technology which is similar to those intellectual property rights owned by Party A, unless such third party is one of Party A’s affiliates.

Article 6 Technical Service Fees

6.1	Party B shall settle accounts and make payments of the technical service fees for the Technical Services provided to Party B by Party A in accordance with the attached Schedule B. During the term of this Agreement, both Parties will periodically review the contents of Schedule A and Schedule B and make corresponding adjustments if necessary.

6.2	As set forth in the Pledge Agreement, the payment of the technical service fees under this Agreement is secured by a pledge to Party A of all the equity interest in Party B held by the shareholders thereof.

6.3	As further consideration for entering into this Agreement, Party A agrees to waive any claim, in law or equity, it may have against Party B, including but not limited to payment claims for Technical Services rendered prior to this Agreement and repayment of amounts advanced by Party A.

Article 7 Responsibility of Party B

7.1	Party B agrees to make all payments hereunder to Party A pursuant to provisions hereof.

7.2	Party B shall immediately notify Party A of any occurrence which may materially and adversely influence the normal operation of Party B.

7.3	Party B shall permit Party A and/or any person authorized thereby to enter the premises of Party B at any time.

7.4	Party B shall be responsible for obtaining all related approvals or permits (if any) required by governmental authorities for Party A’s performance of its obligations hereunder.

Article 8 Intellectual Property Rights

8.1	Party B hereby confirms that all technology and intellectual property rights that are obtained, developed or produced as a result of provision of the Technical Services hereunder by Party A or contractors or agents authorized thereby, and any derivative rights arising from the performance of this Agreement or any other agreement reached by the Parties, shall be absolutely owned by Party A, unless otherwise agreed in writing by the Parties.

Article 9 Confidentiality

9.1	Except as otherwise provided in this Agreement, Party B shall protect and maintain the confidentiality of the confidential data and information acknowledged or received by Party B through accepting the consulting and services from Party A, including any content of this Agreement and other possible cooperative transactions between the Parties (collectively the “Confidential Information”). Party B may not disclose, give or transfer any Confidential Information to any third party, including without limitation to its employees, agents, subcontractors and suppliers, without Party A’s prior written consent.

9.2	The aforesaid obligations shall not apply to any part of data, documents and information, which:

9.2.1	at the time of disclosing to the receiving party hereunder are already in the public domain; and

9.2.2	any documents that are required to be disclosed to governmental authorities and stock exchange agencies pursuant to applicable law, or which are disclosed by any Party to its direct legal counsel and financial adviser based on the needs of its normal operation; provided that such legal counsel or financial adviser shall treat all such information as Confidential Information and the Party disclosing such information to a legal or financial advisor shall be liable to the other Party for any breach or violation of the confidentiality obligation contained herein by its financial or legal advisor.

9.3	Upon termination of this Agreement, Party B shall, at Party A’s request, return all and any documents, information or software containing, based on or incorporating any of such Confidential Information to Party A, and delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

9.4	Any disclosure by employees or agents employed by any Party shall be deemed as the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement.

Article 10 Force Majeure

10.1	A “force majeure event” shall refer to any event beyond the reasonable control of the Parties which is unforeseeable or, if foreseeable, unavoidable and which has prevented, affected or delayed any Party’s performance of all or any part of its obligations hereunder, including without limitation, government actions or inactions, acts of God, strikes or labor disputes, war, hacker attack or any other similar event.

10.2	The Party affected by a force majeure event may suspend on a temporary basis its performance of its obligation(s) without incurring any liability to the other Parties due to such force majeure event, until the effect of such force majeure event has been eliminated; provided that, such Party shall exert its best efforts to minimize the adverse effect of such force majeure event.

10.3	The Party claiming suspension of performance by reason of force majeure event (the “Claiming Party”) shall provide as soon as possible to the other Party or Parties to whom the affected performance should have been rendered (the “Affected Party”) written notice of such force majeure event. Should the Claiming Party fail to provide said notice, the Affected Party may claim against it for the liability for breach of contract as set forth above.

Article 11 Liability for Breach of Contract

11.1	Should any Party hereto breach any provisions of this Agreement, the other Party shall have the right, in addition to other rights it entitles to hereunder, to claim for compensation for its losses due to such beach of contract, including all direct economic loss, any expected indirect loss suffered and other additional expenses incurred in connection with such breach.

11.2	In the event of any breach of this Agreement, the other Party/Parties (the “Non-breaching Party”) may request by written notice to such breaching Party/Parties (the “Breaching Party”) that the Breaching Party (i) correct its breach or failure, and (ii) take adequate, effective and timely measures to eliminate the consequences of such breach or failure.

11.3	Upon the occurrence of any breach, if such breach, at the Non-breaching Party’s reasonable and objective discretion, has caused the Non-breaching Party’s performance of any of its obligations hereunder to be unfeasible, then the Non-breaching Party may notify the Breaching Party in writing that the Non-breaching Party will suspend its performance of its obligations hereunder on a temporary basis until and unless the Breaching Party shall have ceased its breach and taken effective measures in a timely manner to eliminate the consequences of such breach and shall have compensated the Non-breaching Party for the loss suffered thereby due to such breach.

Article 12 Effectiveness and Term

12.1	This Agreement shall become effective upon the date of execution hereof by the Parties’ authorized representatives.

12.2	The term of this Agreement is ten (10) years unless earlier terminated as set forth herein.

12.3	This Agreement may be extended with the written consent of both Parties at its expiration, and the extended term shall be determined by both Parties through the manner of negotiation.

Article 13 Termination

13.1	This Agreement shall expire on November , 2016 unless it is extended in accordance with relevant provisions hereof.

13.2	Other than in connection with an uncured material breach by Party A, Party B shall not have the right to terminate this Agreement without the prior written consent of Party A. Party A may terminate this Agreement at any time before expiration hereof with written notice of thirty (30) days. During the term of this Agreement, if Party B breaches the Agreement and has not rectified its breach within fourteen (14) days of receipt of Party A’s written notice detailing such breach, Party A may terminate this Agreement by written notice of termination to Party B. Such termination shall be effective immediately.

13.3	The right to terminate this Agreement granted to Party A in this Article shall not prejudice any other right or remedy enjoyed by the Parties hereunder.

Article 14 Settlement of Disputes

14.1	If any dispute arises out of the interpretation and performance of this Agreement, the Parties shall first attempt to settle such dispute through friendly negotiations.

14.2	Should such dispute fail to be settled through negotiations, each Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Shanghai according to its then applicable arbitration rules. The arbitration award shall be final and binding upon all the Parties.

14.3	In case of any dispute arising out of the interpretation and performance hereof or if any such dispute is under arbitration, each Party shall exercise its other rights and perform its other obligations under this Agreement other than those in question.

Article 15 Applicable Law

15.1	The execution, validity, performance and interpretation of this Agreement shall be governed by PRC law.

Article 16 Miscellaneous

16.1	Party A shall have the right to assign this Agreement to any third party of its choosing without the prior consent of Party B; provided, however, that Party shall send a written notice to Party B after such assignment. Party B shall have the right to assign this Agreement only with the prior written consent of Party A.

16.2	Failure by any Party to timely exercise any of its right hereunder shall not be deemed as waiver of such right, nor shall such failure affect in any way such Party’s future exercise of such right.

16.3	If all or any part of any provision hereof is held invalid or unenforceable for any reason, all other provisions hereof shall remain valid and binding. Should any of the Parties breach any provisions of this Agreement, such breach shall not affect the rights and obligations of other Parties to this Agreement and any other relevant agreements as well as the performance and the enforcement of this Agreement and such other agreements.

16.4	This Agreement shall inure to and be binding upon the Parties and their respective successors and assigns.

16.5	This Agreement shall supersede any previous or concurrent agreement, understanding or communication among the Parties with respect to the same, either in oral or writing. Except as expressly set forth herein and in the agreements referenced herein, none of the Parties has made any other express or implied obligation or undertaking.

16.6	This Agreement may be amended or supplemented by a written agreement among all the Parties. Any amendment or supplement (if any) to this Agreement shall, upon being signed by all the Parties, constitute an integral part hereof and be equally authentic with this Agreement.

16.7	This Agreement is made in two originals, of which each Party shall hold one. All originals hereof shall be equally authentic.

16.8	This Agreement has been negotiated and drafted in the English language. If reference to a foreign language translation is required, any ambiguity in the text of the foreign language translation or any disagreement concerning the foreign language translation shall be resolved by reference to the English text.

16.9	Each of the Parties agrees not to discuss, disclose or otherwise transmit this Agreement, including without limitation the identity and personal information of the other Party, to anyone other than (i) to (as applicable) its subsidiaries, affiliates, officers, shareholders, members, counsel and advisors, (ii) as required by any law, regulation, court order, or the like, or in connection with any filing with any governmental authority, and (iii) to comply with its obligations contained in this Agreement.

16.10	Each party has been informed of his/her/its right to consult independent legal counsel concerning this Agreement, and each party hereby acknowledges that he/she/it has had the opportunity to do so.

16.11	This Agreement shall be construed as if drafted jointly by the parties hereto. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SCHEDULE A

Technical Services to be Rendered under this Agreement

1.	Party A shall provide Party B with consultation service and other services, including but not limited to:

1.1	To provide series of services for the development of the Business;

1.2	To develop and update web search software of the internet users;

1.3	To provide technical services relating to electronic advertising, including but not limited to the design and maintenance of the electronic advertising platform;

1.4	To provide technical services of advertising plan, design, software design, website programming etc, and administrative and consulting advice to Party B in connection with the operation of the Business by Party B;

1.5	To provide the appropriate training and technical support and assistance to employees of Party B;

1.6	To support Party B’s needs for personnel, including but not limited to the secondment of Party A’s personnel to Party B (but Party B shall bear the cost and expenses of the personnel);

1.7	To introduce knowledge and experience in installation and operation of equipment and facilities and assist Party B in solving any problems which may rise at any time in the course of installation and operation of the equipment;

1.8	To design, install, lease, maintain and operate systems for the hosting of Party B’s business.

1.9	To provide the services set forth in Party A’s standard form of service agreement.

1.10	To maintain relevant networking and equipments such as servers, switches and firewall.

1.11	To inspect, install and maintain daily, servers.

1.12	To provide consulting services on internet security.

1.13	To maintain billing system.

1.14	To maintain online payment system.

1.15	To maintain users’ service platform.

1.16	To supervise and maintain office internal computers and networking equipment.

1.17	To provide servers and other equipment necessary for the above services at Party A’s discretion.

1.18	Other services agreed to by both parties.

2.	Party A shall advise Party B with regard to purchase of the relevant equipment and software and hardware systems required for operation of the Business by Party B, including but not limited to provision of consultant advice on selection of various instrumental software, applicable software and technical platforms, installation and test of the system and purchase, type and performance of various hardware facilities and equipment related thereto.

SCHEDULE B

1.	Unless both Parties agree otherwise, Party B shall pay the service fees to Party A based on the rates of and the time spent by the engineers of Party A. The rates for different levels of engineers are specified in the following Item 4. Party A is entitled to adjust the rates of its engineers from time to time but shall notify Party B in writing thirty (30) days in advance.

2.	The Parties shall reach an agreement on the working plan for each calendar quarter within the first ten (10) days of such calendar quarter. Within ten (10) days from the end of each calendar quarter, Party A shall deliver the work statements and service fee invoices for the previous calendar quarter to Party B. Party B shall pay the technical service fees for such calendar quarter to Party A within twenty (20) days upon receipt of such work statements and service fee invoices.

3.	In the event the first payment period since the date of execution of this Agreement or the last payment period prior to the termination of this Agreement is less than a calendar quarter, the Parties shall settle accounts for such payment period within thirty (30) days from the date of execution or termination of this Agreement.

4.	In the event of the provision of the technical services no less than one month, the rates of Party A’s engineers for the technical services to be provided to Party B in Item (a) of the following list shall apply; otherwise, the rates in Item (b) shall apply.

a	Rates for different levels of engineers per month

1)	Senior engineer, from RMB 6,000 to 9,000 yuan/person/per month;

2)	Medium engineer, from RMB 3,500 to 6,000 yuan/person/per month; and

3)	Junior engineer, from RMB 2,500 to 4,000 yuan/person/per month.

b	Rates for different levels of engineers per hour

1)	Senior engineer, from RMB 34.68 to 52.02 yuan/person/per hour;

2)	Medium engineer, from RMB 20.23 to 34.68 yuan/person/per hour; and

3)	Junior engineer, from RMB 14.45 to 23.12 yuan/person/per hour.